Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
charlie.christy@citizensbanking.com	kristine.brenner@citizensbanking.com
CITIZENS REPUBLIC AMENDS CERTAIN TERMS OF ITS EXCHANGE OFFER FOR ITS
SUBORDINATED DEBENTURES
FLINT, Mich., August 19, 2009 — Citizens Republic Bancorp, Inc. (Nasdaq: CRBC) announced today that it has amended certain terms of its offer to issue its common shares in exchange for its outstanding 5.75% Subordinated Notes due 2013 (the “Subordinated Notes”). Citizens has increased the exchange value for each Subordinated Note from $850 per $1,000 principal amount to $1,000 per $1,000 principal amount and has eliminated the early tender premium value for the Subordinated Notes. Holders who tender Subordinated Notes will receive the same consideration per $1,000 principal amount whether they tender before or after the early tender premium deadline. The exchange value for the outstanding 7.50% Enhanced Trust Preferred Securities of Citizens Funding Trust I (the “Trust Preferred Securities”) is unchanged and remains at $21.25 per $25.00 liquidation amount, and holders who tendered those securities before the early tender premium deadline of August 13, 2009 will continue to receive an additional $1.25 per $25.00 liquidation amount in value. As described in detail in the prospectus referred to below, common shares issued in the transaction will be valued based on their volume-weighted average price over an averaging period.
In addition, Citizens will only accept for exchange from any given participant in the exchange offers that amount of Trust Preferred Securities that, together with shares of Citizens’ common stock owned immediately prior to the consummation of the exchange offers, does not result in a number of common shares being issued to such participant that would result in such participant beneficially owning 20% or more of the shares of Citizens’ common stock outstanding immediately after the consummation of the exchange offers.
As described in Citizens’ proxy statement for its special meeting of shareholders to be held September 9, 2009, Nasdaq Marketplace Rule 5635 requires shareholder approval prior to the sale or issuance or potential issuance of shares, in a transaction that would result in a change in control. Published Nasdaq interpretative guidance indicates that the ownership by a person of 20% or more of the outstanding common stock as a result of the issuance or potential issuance of shares generally constitutes a change in control requiring shareholder approval of the issuance. Citizens is asking shareholders to approve the issuance of shares of its common stock in the Subordinated Note Exchange Offer for this purpose, among others.
Given the uncertainty in the value of the Subordinated Notes we may receive in exchange for each share of common stock in the Subordinated Note Exchange Offer, the amount of Subordinated Notes held by any holder, the number of shares of common stock that any holder of Subordinated Notes may beneficially own prior to the exchange, and whether any holder of Subordinated Notes may also participate in the Trust Preferred Securities Exchange Offer, the exchange of securities in the Subordinated Note Exchange Offer could result in one or more of the holders of Subordinated Notes acquiring or having the right to acquire 20% or more of the outstanding common stock following the Exchange Offers

Except as described in this press release, the terms and conditions of the Exchange Offers, as set forth in the prospectus referred to below, are unchanged.
Citizens has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the Exchange Offers. Before you invest, you should read the prospectuses in the registration statement and other documents Citizens has filed with the SEC for more complete information about Citizens and the Exchange Offers. The registration statement relating to the Exchange Offers has not yet become effective and common shares may not be sold nor may offers to buy be accepted in connection with the Exchange Offers prior to the time that such registration statement becomes effective. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the prospectus and letters of transmittal may be obtained upon request by contacting D.F. King & Co., Inc., the information and exchange agent at (800) 714-3312 or, for banks and brokers, at (212) 269-5550 (collect).
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell, any securities. The solicitation of offers to exchange the Subordinated Notes and the Trust Preferred Securities for common shares will only be made pursuant to Citizens’ prospectus dated August 19, 2009, and related documents that Citizens has filed or will file with the SEC.
Citizens has filed a definitive proxy statement with the SEC in connection with the solicitation of proxies by the board of directors for the special meeting of shareholders to which this communication, in part, relates. The proxy statement contains important information that shareholders should read before making any voting decision. The proxy statement and proxy are available for free by visiting the SEC’s web site at www.sec.gov or Citizens’ website at www.citizensbanking.com.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 231 offices and 267 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871. Citizens Republic Bancorp is the 42nd largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
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